Exhibit 3.1.49

ATTACHMENT 2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CITICASTERS INC.

The undersigned, desiring to form a corporation for profit under the Florida Business Corporation Act, does hereby certify:

FIRST: The name of the corporation shall be: Citicasters Inc.

SECOND: The address of the principal office and the mailing address of the corporation shall be: 1300 PNC Center, 201 E. Fifth Street, Cincinnati, Ohio 45202.

THIRD: The number of shares which the corporation is authorized to have outstanding is ONE THOUSAND (1000) common shares with a par value of $0.01 per share.

FOURTH: The street address of the corporation’s registered office is c/o C T Corporation System, 1200 South Pine Island Road, City of Plantation, Florida 33324, and the name of its registered agent at such address is C T Corporation System.

FIFTH: The name and street address of the incorporator to these Articles of Incorporation is Jon M. Berry, 1300 PNC Center, 201 E. Fifth Street, Cincinnati, Ohio 45202.

SIXTH: The corporation may engage in the transaction of any all lawful business for which corporations may be incorporated under the laws of the State of Florida.

SEVENTH: The number of directors constituting the board of directors is two (2), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are: R. Christopher Weber and Jon M. Berry, both at 1300 PNC Center, 201 E. Fifth Street, Cincinnati, Ohio 45202.

EIGHTH: The corporation shall, to the fullest extent of the Florida Business Corporation Act, as the same may be amended or supplemented, indemnify any and all persons whom it shall have power to indemnify under such provisions from and against any and all expenses, liabilities or other matters referred to in or covered by such provisions, and this indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The undersigned, R. Christopher Weber, the Senior Vice President and Chief Financial Officer of CITICASTERS INC., a Florida corporation, does hereby certify the following:

1.	The name of the corporation is Citicasters Inc.

2.	The following resolution, amending the Amended and Restated Articles of Incorporation of the corporation, was duly adopted pursuant to Section 607.1003 of the Florida 1989 Business Corporation Act by the sole shareholder of the corporation by its written consent executed on December 7, 1996, as permitted by Section 607.0704 of the Florida 1989 Business Corporation Act:

RESOLVED, that Article First of the Amended and Restated Articles of Incorporation of the corporation be, and the same is hereby, amended and replaced in its entirety with the following:

FIRST:	The name of the corporation shall be:
Jacor Communications Company.

3.	That such written consent was sufficient for approval of the amendment.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of the 7th day of December, 1996.

/s/ R. Christopher Weber
R. Christopher Weber
Senior Vice President and Chief Financial Officer